Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY REPORTS THIRD QUARTER RESULTS;

RECORD SALES AND EARNINGS CONTINUE FOR THE FIFTH CONSECUTIVE QUARTER.

NORWALK, CT., April 25, 2007 – Bolt Technology Corporation (AMEX:BTJ) today announced financial results for the third quarter and the first nine months of fiscal year 2007.

Sales for the third quarter of fiscal 2007, the three months ended March 31, 2007, increased 51% to $12,728,000 compared to $8,418,000 in last year’s third quarter and net income for the quarter increased 118% to $2,845,000 or $0.50 per diluted share, compared to $1,307,000 or $0.23 per diluted share in last year’s third quarter.

For the nine months ended March 31, 2007, sales increased 52% to $34,996,000 compared to $22,979,000 last year. Net income for the nine months ended March 31, 2007 increased 124% to $7,217,000 or $1.27 per diluted share, compared to $3,224,000 or $0.57 per diluted share last year.

Raymond M. Soto, Bolt’s Chairman, President and CEO, commented, “We are pleased to report that the financial results for the third quarter and the first nine months of fiscal 2007 represent record quarterly and nine month levels for our company. The third quarter results are also the fifth consecutive quarter of record sales and income. During the quarter, sales in our geophysical segment increased 54% and sales in our industrial products segment increased 23% as compared to last year’s third quarter. Based on recent order activity, requests for quotations and indications from our major customers, we believe that the strong levels of business we have experienced during the first three quarters of fiscal 2007 will continue in our fourth quarter.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words

“estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
Sales	$12,728,000	$8,418,000	$34,996,000	$22,979,000
Costs and expenses	8,555,000	6,456,000	24,346,000	18,030,000

Income before income taxes	4,173,000	1,962,000	10,650,000	4,949,000
Provision for income taxes	1,328,000	655,000	3,433,000	1,725,000

Net income	$2,845,000	$1,307,000	$7,217,000	$3,224,000

Diluted earnings per share	$0.50	$0.23	$1.27	$0.57
Average diluted shares outstanding	5,688,000	5,621,000	5,680,000	5,619,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,
	2007	2006
Assets
Current Assets
Cash and cash equivalents	$6,229,000	$4,211,000
Accounts receivable, net	10,022,000	6,897,000
Inventories	11,667,000	7,296,000
Other	503,000	422,000

	28,421,000	18,826,000
Property and Equipment	3,100,000	1,913,000
Goodwill	10,967,000	11,010,000
Other	130,000	107,000

	$42,618,000	$31,856,000

	March 31,
	2007	2006
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$3,178,000	$2,924,000
Accrued expenses	2,249,000	1,052,000
Income taxes payable	728,000	898,000
Customer deposits	253,000	—

Deferred Income Taxes	6,408,000 512,000	4,874,000 414,000

Total liabilities	6,920,000	5,288,000
Stockholders’ Equity	35,698,000	26,568,000

	$42,618,000	$31,856,000

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